EXHIBIT 99
News Release
FOR IMMEDIATE RELEASE
April 25, 2008

Contact:	David M. Kepler President and Chief Executive Officer Telephone: 937-548-4158
GREENVILLE FEDERAL FINANCIAL CORPORATION REPORTS EARNINGS FOR THE THIRD QUARTER ENDED MARCH 31, 2008 AND DECLARES DIVIDEND
Greenville, Ohio, April 25, 2008. Greenville Federal Financial Corporation (the “Corporation”) (OTCBB: GVFF), today announced the Corporation’s financial results for the third fiscal quarter. For the quarter ended March 31, 2008, the Corporation reported net income of $136,000, or $0.06 per diluted share, compared to net income of $146,000, or $0.07 per diluted share, for the same quarter in 2007.
The quarter-to-quarter decrease in net income was attributed primarily to a $51,000, or 5.3%, increase in general, administrative and other expense, partially offset by an $18,000, or 1.8%, increase in net interest income after provision for losses on loans, a $16,000, or 8.4%, increase in other income, and a $7,000, or 12.1%, decrease in federal income taxes.
The increase in general, administrative and other expense was due primarily to a $39,000 increase in other operating expense and a $21,000 increase in data processing expense, which were partially offset by an $8,000 decrease in franchise taxes. The increase in net interest income after provision for losses on loans was due primarily to a decrease of $56,000 in interest expense and a $3,000 decrease in provision for losses on loans, partially offset by a $41,000 decrease in interest income. The increase in other income was due primarily to a $12,000 increase in customer service charges.
Net income for the nine months ended March 31, 2008 was $465,000, or $0.21 per diluted share, an increase of $30,000, or 6.9%, compared to the nine-month period ended March 31, 2007. The increase was attributed primarily to a $75,000, or 2.6%, increase in net interest income after provision for losses on loans , and an increase of $64,000, or 10.9%, in other income, partially offset by an increase of $98,000, or 3.4%, in general, administrative, and other expense and an $11,000, or 6.5%, increase in federal income taxes.
The increase in general, administrative and other expense for the nine months was due primarily to a $57,000 increase in data processing expense, a $21,000 increase in other operating expense, a $19,000 increase in compensation and benefits, and a $14,000 increase in franchise taxes, which were partially offset by a $13,000 decrease in occupancy and equipment expense. The increase in compensation and benefits expense was due primarily to stock-based compensation expense totaling $55,000, which was partially offset by an $18,000 decrease in education expense, an $8,000 decrease in employee stock ownership plan expense, a $6,000 decrease in group medical insurance, and a $4,000 decrease in benefit administrative expenses. As previously reported, the Corporation granted stock options and retention shares in June 2007 and January 2008 under the Corporation’s 2006 Equity Plan. The increase in other income was due primarily to a $49,000 increase in customer service charges and a $14,000 increase in other operating income.
The Corporation reported total assets of $125.2 million at March 31, 2008, total liabilities of $102.5 million, including deposits of $80.3 million, and total stockholders’ equity of $22.7 million. The decline of $4.5 million in total assets was due to a decrease of $9.0 million in investment securities, partially offset by a $2.5 million increase in cash and cash equivalents and a $2.1 million increase in loans receivable. The decrease in total liabilities of $4.5 million resulted from payoffs of advances from the Federal Home Loan Bank using the proceeds from the maturing and called investment securities. Stockholders’ equity decreased by $55,000 for the nine months ended March 31, 2008, as net income of $465,000 was exceeded by the combination of purchases of Greenville Federal Financial Corporation stock, totaling $183,000, under the Corporation’s 2006 Equity Plan, dividends paid of $217,000, and an increase of $120,000 in unrealized losses on securities designated as available for sale.
The Corporation also announced that the Board of Directors has declared a cash dividend of $0.07 per share of the Corporation’s common stock. The dividend is to be paid on May 16, 2008, to stockholders of record as of May 2, 2008.

Greenville Federal Financial Corporation is the holding company for Greenville Federal, a federally chartered savings bank headquartered in Greenville, Ohio. Greenville Federal attracts deposits from, and makes loans in, the Ohio counties of Darke, Preble, Auglaize, Miami, Shelby and Mercer and the Indiana counties of Randolph and Wayne.

GREENVILLE FEDERAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	March 31,	June 30,
ASSETS	2008	2007
	(Unaudited)
Cash and cash equivalents	$6,067	$3,527
Investment securities	20,707	29,728
Loans receivable	89,509	87,413
Other assets	8,918	9,040

Total assets	$125,201	$129,708

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$80,310	$79,633
Advances from the FHLB	20,979	26,125
Other liabilities	1,223	1,206

Total liabilities	102,512	106,964
Stockholders’ equity	22,689	22,744

Total liabilities and stockholders’ equity	$125,201	$129,708

GREENVILLE FEDERAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Nine months ended		Three months ended
	March 31,		March 31,
	2008	2007	2008	2007
Total interest income	$5,657	$5,584	$1,821	$1,862
Total interest expense	2,696	2,685	828	884

Net interest income	2,961	2,899	993	978
Provision for losses on loans	—	13	—	3

Net interest income after provision for losses on loans	2,961	2,886	993	975
Other income	651	587	206	190
General, administrative and other expense	2,966	2,868	1,012	961

Income before income taxes	646	605	187	204
Income taxes	181	170	51	58

NET INCOME	$465	$435	$136	$146

EARNINGS PER SHARE - basic and diluted	$0.21	$0.20	$0.06	$0.07